Exhibit 4.1
                                ITEX CORPORATION
                               (the "Corporation")

                      RESOLUTION OF THE BOARD OF DIRECTORS

           FIXING THE NUMBER AND DESIGNATING THE RIGHTS, PRIVILEGES,
              RESTRICTIONS AND CONDITIONS ATTACHING TO THE SERIES A
                                 PREFERRED STOCK

WHEREAS:

A. The Corporation's share capital includes 5,000,000 shares of Preferred Stock par value, $.01 per share which Preferred Stock may be issued in one or more series with the directors of the Corporation (the "Board") being entitled by resolution to fix the number of shares in each series and to designate the rights, privileges, restrictions and conditions attaching to the share of each series; and

B. It is in the best interests of the Corporation for the Board to create a first series of Class A Preferred Stock;

NOW, THEREFORE, BE IT RESOLVED THAT:

       The first series of the Class A Preferred Stock (the "Series A Shares") of the Corporation shall consist of 65,000 shares and no more and shall be designated as the Series A. Preferred Stock and in addition to the preferences, rights, privileges, restrictions and conditions attaching to all the Class A Preferred Stock as a class, the rights, privileges, restrictions and conditions attaching to the Series A. Shares shall be as follows:

Part 1 - Pre-emptive Rights.
---------------------------

1.1 The Series A Shares shall not five their holders any pre-emptive rights to acquire any other securities issued by the Corporation at any time in the future.

Part 2 - Liquidation Rights.
---------------------------

2.1 If the Corporation shall be voluntarily or involuntarily liquidated, dissolved or wound up, at any times when any Series A Shares shall be outstanding, the holders of the then outstanding Series A Shares shall have a preference in the distribution of the Corporation's property available for distribution to the holders of the Common Shares equal to $100.00 consideration per Series Share, together with an amount equal to all unpaid dividends accrued thereon, if any, to the date of payment of such distribution, whether or not declared by the Board; provided, however, that the amalgamation of the Corporation with any corporation or corporations, the sale or transfer by the Corporation of all or substantially all of its property, or any reduction of the authorized or issued capital of the Corporation of any class, whether now or hereafter authorized, shall be deemed to be a liquidation of the Corporation within the meaning of any of the provisions of this Part 2.

2.2 Subject to the provisions of Part 6 hereof, all amounts to be paid as preferential distributions to the holders of Series A Shares as provided in this
Part 2 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any of the Corporation's property to the holders of Common Shares, whether now or hereafter authorized, in connection with such liquidation, dissolution or winding up.

Part 3 - Dividends.
------------------

3.1 Holders of record of Series A Shares, out of funds legally available therefor and to the extent permitted by law, shall be entitled to receive dividends on their Series A Shares, which dividends shall accrue at the rate per share of 5% per annum of consideration paid for each Series A Share ($5.00 per share per year for each full year) commencing on the date of the issuance thereof, payable, at the option of the Corporation, (i) in cash or (ii) by the issuance of that number of whole Common Shares computed by dividing the amount of the dividend by the market price applicable to such dividend.

3.2 For the purposes of this Part 3 and Part 4 hereof, "market price" means the average of the daily closing bid prices of Common Shares for a period of 5 consecutive trading days ending on the date on which any dividend becomes payable or of any notice of redemption, as the case may be. The closing price for each trading day shall be (i) for any period during which the Common Shares shall be listed for trading on a national securities exchange, the last reported bid price per share of Common Shares as reported by the primary stock exchange, or the Nasdaq Stock Market, if the Common Shares are quoted on the Nasdaq Stock Market or (ii) if last sales price information is not available, the average closing bid price of Common Shares as reported by the Nasdaq Stock market, or if not so listed or reported, then as reported by National Quotation Bureau, Incorporated, or (iii) in the event neither clause (i) nor (ii) is applicable, the average of the closing bid and ask prices as furnished by any member of the National Association of Securities Dealers, Inc., selected from time to time by the Corporation for that purpose.

3.3 Dividends on Series A Shares shall be cumulative, and no dividends or other distributions shall be paid or declared and set aside for payment on the Common Shares until full cumulative dividends on all outstanding Series A Shares shall have been paid or declared and set aside for payment.

3.4 Dividends shall be payable in arrears, at the rate of $1.25 per share for each full calendar quarter on each March 30, June 30, September 30 and December 31 of each calendar year, to the holder of record of the Series A Shares as they appear in the securities register of the Corporation on such record dates not more than 60 nor less than 10 days preceding the payment dates thereof, as shall be fixed by the Board, provide, however, that the initial dividend for the Series A Shares shall accrue for the period commencing on the date of the issuance thereof to and including March 30, 1998.

3.5 If, in any quarter, insufficient funds are available to pay such dividends as are then due and payable with respect to the Series A Shares and all other classes and series in the capital of the Corporation ranking in parity therewith (or such payment is otherwise prohibited by provisions of the GCL, such funds as are legally available to pay such dividends shall be paid or Common Shares will be issued as stock dividends to the holders of Series A Shares and to the holders of any other series of Class A Preference Share then outstanding as provided in Part 6 hereof, in accordance with the rights of such other holder, and the balance of accrued by undeclared and/or unpaid dividends, if any, shall be declared and paid on the next succeeding dividend date to the extent that funds are then legally available for such purpose.

Part 4-Redemption.
-----------------

4.1 In the event the market price of the Common Stock for any 5 day continuous period is below $3.00, the Corporation may, at its sole option, but shall not be obligated to, redeem, in whole or in part, the then outstanding Series A Shares at a price per share of U.S.$118 each (the "Redemption Price") (such price to be adjusted proportionately in the event of any change of the Series A Shares into a different number of Shares).

4.2 Five (5) days prior to any date stipulated by the Corporation for the redemption of Series A. Shares (the "Redemption Date"), written notice (the "Redemption Notice") shall be mailed to each holder of record on such notice date of the Series A. Shares. The Redemption Notice shall state (i) the Redemption Date of Such Shares (ii) the number of Series A Shares to be redeemed from the holder to whom the Redemption Notice is addressed (iii) instructions for surrender to the Corporation, in the manner and at the place designated of a share certificate or share certificates representing the number of Series A Shares to be redeemed from such holder and (iv) instructions as to how to specify to the Corporation the number of Series A Shares to be redeemed as provided in this Part 4 and the number of shares to be converted into Common Shares as provided in Part 5 hereof.

4.3 Upon receipt of the Redemption Notice, any Eligible holder (as defined in Section 5.2 hereof) shall have the right to convert into Common Shares that number of Series A Shares not called for redemption in the Redemption Notice.

4.4 On or before the Redemption Date in respect of any Series A Shares, each holder of such shares shall surrender the required certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and upon the Redemption Date, the Redemption Price for such shares shall be made payable, in the manner provided in Section 5.5 hereof, to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered share certificate shall be canceled and retired. if a share certificate is surrendered and all the shares evidenced thereby are not being redeemed (as described below), the Corporation shall cause Series A Shares which are not being redeemed to be registered in the names of the persons whose names appear as the owners on the respective surrendered share certificates and deliver such certificate to such person.

4.5 On the Redemption Date in respect of any Series A Shares or prior thereto, the Corporation shall deposit with any bank or trust company having a capital and surplus of at least U.S.$50,000,000, as a trust fund, a sum equal to the aggregate Redemption Price of all such shares called for redemption (less the aggregate Redemption Price for those Series A Shares in respect of which the Corporation has received notice from the Eligible holder thereof of its election to convert Series A Shares into Common Shares), with irrevocable instructions and authority to the bank or trust company to pay, on or after the Redemption Date, the Redemption Price to the respective holders upon the surrender of their share certificates. The deposit shall constitute full payment for the shares to their holders, and from and after the date of the deposit the redeemed shares shall be deemed to be no longer outstanding, and holders thereof shall cease to be shareholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust company payments of the Redemption Price of the shares, without interest, upon surrender of their certificates thereof. Any fund so deposited and unclaimed at the end of one year following the Redemption Date shall be released or repaid to the Corporation, after which the former holders of shares called for redemption shall be entitled to receive payment of the Redemption Price in respect of their shares only from the Corporation.

Part 5-Conversion.
-----------------

5.1 For the purposes of conversion, the Series A Shares shall be valued at $100 per share ("Value"), and, if converted, the Series A Shares shall be converted into such number of Common Shares of the Company's $.01 par value (the "Conversion Shares") as is obtained by dividing the aggregate Value of the shares of Series A Shares being so converted by the "Average Stock Price" per share of the Conversion Shares (the "Conversion Price"), subject to adjustment pursuant to the provisions of this Part 5. For purposes of this Part 5, the "Average Stock Price" means the lower of (a) .80 of the average daily closing bid prices of Common Shares for the period of 5 consecutive trading days immediately preceding the date of the conversion of the Series A Shares or (b) the average daily closing bid prices of Common Shares for the period of 5 consecutive trading days immediately preceding the date of subscription by the holder.

5.2 Any holder of Series A Shares (an "Eligible Holder") may at any time commencing 41 days after the issuance of any Series A Shares convert up to 100% of his holdings of Series A Shares in accordance with this part 5.

5.3 The conversion right granted by Section 5.2 hereof may be exercised only by an Eligible Holder of Series A Shares, in whole or in part, by the surrender of the share certificate or share certificates representing the Series A Shares to be converted at the principal office of the Corporation (or at such other place as the Corporation may designated in a written notice sent to the holder by first-class mail, postage prepaid, at its address shown on the books of the Corporation) against delivery of that number of whole Common Shares as shall be computed by dividing (1) the aggregate Value of the of the Series A Shares so surrendered, if any, by (2) the Conversion Price in effect at the date of the conversion. AT the time of conversion of a Series A Shares, the Corporation shall pay in cash to the holder thereof an amount equal to all unpaid dividends, if any, accrued thereon to the date of conversion, or, at the Corporation's option, issue that number of whole Common Shares which is equal to the product of dividing the amount of such unpaid dividends by the Average Stock Price whether or not declared by the Board. Each Series A share certificate surrendered for conversion shall be endorsed by its holder. In the event of any exercise of the conversion right of the Series A Shares granted herein (i) share certificates representing the Common Shares purchased by virtue of such exercise shall be delivered to such holder within 5 days of notice of conversion free of restrictive legend or stop transfer orders, and (ii) unless the Series A Shares has been fully converted, a new share certificate representing the Series A Shares not so converted, if any, shall also be delivered to such holder within 5 days of notice of conversion. Any Eligible Holder may exercise its right to convert the Series A Shares by telecopying an executed and completed Notice of Conversion to the Corporation, and within 72 hours thereafter, delivering the original Notice of Conversion and the certificate representing the Series A Shares to the Corporation by express courier. Each date on which a Notice of Conversion is telecopied to and received by the Corporation in accordance with the provisions hereof shall be deemed a Conversion Date. The Corporation will transmit the Common Shares certificates issuable upon conversion of any Series A Shares (together with the certificates representing the Series A Shares not so converted) to the Eligible Holder via express courier within three business days after the conversion date if the Corporation has received the original Notice of Conversion and Series A Shares certificate being so converted by such date.

5.4. All Common Shares which may be issued upon conversion of Series A Shares will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issue thereof. At all times that any Series A Shares are outstanding, the Corporation shall have authorized, and shall have reserved for the purpose of issuance upon such conversion, a sufficient number of Common Shares to provide for the conversion into Common Shares of all Series A Shares then outstanding at the then effective Conversion Price. Without limiting the generality of the foregoing, if, at any time, the Conversion Price is decreased, the number of Common Shares authorized and reserved for issuance upon the conversion of the Series A Shares shall be proportionately increased.

5.5. The number of Common Shares issued upon conversion of Series A Shares and the Conversion Price shall be subject to adjustment from time to time upon the happening of certain events, as follows:

       5.5.1. Change of Designation of the Common Shares or the rights, privileges, restrictions and conditions in respect of the Common Shares or division of the Common Shares into Series. In the case of any amendment to the Articles to change the designation of the Common Shares or the rights, privileges, restrictions or conditions in respect of the Common Shares or division of the Common Shares into series the rights of the holders of the Series A Shares shall be adjusted so as to provide that upon conversion thereof the holder of the Series A Shares being converted shall procure, in lieu of each Common Share theretofore issuable upon such conversion, the kind and amount of shares, other securities, money and property receivable upon such designation, change or division by the holder of one Common Share issuable upon such conversion had conversion occurred immediately prior to such designation, change or division. The Series A Shares shall be deemed thereafter to provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Part 5. The provisions of this subsection 5.5.1. shall apply in the same manner to successive reclassifications, changes, consolidations and mergers.

       5.5.2. If the Corporation, at any time while any of the Series A Shares are outstanding, shall pay a dividend payable in Common Shares, the Conversion Price shall be adjusted, as of the date the Corporation shall take a record of the holders of its Common Shares for the purpose of receiving such dividend, (or if no such record is taken, as of the date of payment of such dividend), to that price determined by multiplying the Conversion Price therefor in effect by a fraction (1) the numerator of which shall be the total number of Common Shares outstanding immediately prior to such dividend, and (2) the denominator of which shall be the total number of Common Shares outstanding immediately after such dividend, (plus in the event that the Corporation paid cash for fractional shares, the number of additional shares which would have been outstanding had the Corporation issued fractional shares in connection with said dividend.

5.6. Whenever the Conversion Price shall be adjusted pursuant to Section 5.5 hereof, the Corporation shall make a certificate signed by its President or a Vice President and by its Treasurer, Assistant Treasurer, Secretary or Assistant Secretary, setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board of Directors made any determination hereunder), and the Conversion Price after giving effect to such adjustment, and shall cause copies of such certificates to be mailed (by first-class mail, postage prepaid) to each holder of Series A Shares at its address shown on the books of the Corporation. The Corporation shall make such certificate and mail it to each such holder promptly after each adjustment.

5.7 No fractional Common Shares shall be issued in connection with any conversion of Series A Shares, but in lieu of such fractional shares, the Corporation shall make a cash payment therefor equal in amount to the product of the applicable fraction multiplied by the Conversion Price then in effect.

5.8. No Series A Shares which have been converted into Common Shares shall be reissued by the Corporation: provided, however, that each such share, after being retired and canceled, shall be restored to the status of an authorized but unissued Class B Preference Share without designation as to series and may thereafter be issued as a Class B Preference Share not designated a Series A Share.

5.9. If the Common Stock trades below $3.00 per share for 5 consecutive trading days and Holder elects to convert any or all of the Preferred Stock the Corporation shall have 48 hours to notify the Holder of its intention to redeem the portion of the Preferred Stock Holder is converting. If the Corporation so elects it shall make payment to Holder within 5 days of notification and if the Corporation fails to make payment timely Holder shall be entitled to receive the Common Stock in accordance with Paragraph 5 herein.

Part 6 - Amendment.
------------------

6.1 In addition to any requirement for a series vote pursuant to applicable law in respect of any amendment to the rights, privileges, restrictions and conditions attaching to the Series A Shares, the rights, privileges, restrictions and conditions attaching to the Series A Shares may be amended only if the Corporation has obtained the affirmative vote at a duly called and held meeting of a majority of the Series A Shares or written consent by the holders of a majority of the Series A Shares then outstanding.

Part 7 - Liquidated Damages.
---------------------------

7.1 As set forth herein, the Company shall use all reasonable efforts to issue and deliver, within seven (7) business days after the holder has fulfilled all conditions and submitted all necessary documents duly executed and in proper form required for conversion (the "Deadline"), to the holder or any party receiving the Series A Shares by transfer from the holder at the address of the holder on the books of the Company, a certificate or certificates for the number of Shares of Common Stock to which the holder shall be entitled. It is understood by both parties that such certificates must comply with the then enacted SEC regulations governing this transaction. The Company understands that a delay in the issuance of the Shares of Common Stock beyond the Deadline could result in economic loss to the holder. As compensation to the holder for such loss the Company agrees to pay as liquidated damages to the holder for late issuance of Shares (not resulting from causes out of Company's control) upon conversion in accordance with the following schedule (where "No. Business Days Late" is defined as the number of business days beyond ten (10) business days from the date of receipt by the Company and the transfer agent of a Notice of Conversion of all necessary documentation duly executed and in proper form required for conversion, including the original Series A stock certificate to be converted, all in accordance with the Certificate of Designation, Subscription

Agreement and the requirements of the transfer agent):

                                         Liquidated Damages
         No. Business Days Late          per $100,000 of Stock
         ----------------------          ---------------------
                  1                             $500
                  2                             $1,000
                  3                             $1,500
                  4                             $2,000
                  5                             $2,500
                  6                             $3,000
                  7                             $3,500
                  8                             $4,000
                  9                             $4,500
                  10                            $5,000
                  10                            $5,000 + $1,000 each
                                                Business Day Late beyond 10 days

       The Company shall pay the holder any liquidated damages incurred under this Section by check upon the earlier to occur of (i) issuance of the Shares to the holder or (ii) each monthly anniversary of the receipt of the Company of such holder=s Notice of Conversion.

7.2 The Company shall at all times reserve and have available all Common Stock necessary to meet conversion of the Series A Shares by all holders of the entire amount of Series A Shares then outstanding. If, at any time holder submits a Notice of Conversion and the Company does not have sufficient authorized but unissued shares of Common Stock available to effect, in full, a conversion of the Series A Shares (a "Conversion Default", the date of such default being referred to herein as the "Conversion Default Date"), the Company shall issue to the holder all of the shares of Common Stock which are available, and the Notice of Conversion as to any Series A shares requested to be converted but not converted (the "Unconverted Series A Shares"), upon holder=s sole option may be deemed null and void. The Company shall provide notice of such Conversion Default ("Notice of Conversion Default") to all existing holders of outstanding Series A Shares, by facsimile, within one (1) business day of such default (with the original delivered by overnight or two day courier), and the holder shall give notice to the Company by facsimile within five business days of receipt of the original Notice of Conversion Default (with the original delivered by overnight or two day courier) of its election to either nullify or confirm the Notice of Conversion.

       The Company agrees to pay to all holders of outstanding Series A Shares, as liquidated damages, payments for a Conversion Default ("Conversion Default Payments") in the amount of (N/365) x (.24) x the initial issuance price of the outstanding and/or tendered but not converted Series A Shares held by each holder where N = the number of days from the Conversion Default Date to the date (the "Authorization Date") that the Company authorizes a sufficient number of shares of Common Stock to effect conversion of all remaining Series A Shares. The Company shall send notice ("Authorization Notice") to each holder of outstanding Series A Shares that additional shares of Common Stock have been authorized, the Authorization Date and the amount of holder's accrued Conversion Default Payments. The accrued Conversion Default shall be paid in cash or shall be convertible into Common Stock at the Conversion Rate, at the holder=s option, payable as follow: (i) in the event holder elects to take such payment in cash, cash payments shall be made to such holder of outstanding Series A Shares by the fifth day of the following calendar month, or
(ii) in the event holder elects to take such payment in stock, the holder may convert such payment amount into common Stock at the conversion rate set forth in the Certificate of Designations at anytime after the 5th day of the calendar month following the month in which the Authorization Notice was received, until the maturity date.